Accountants' Acknowledgment


Footstar, Inc.
Mahwah, New Jersey

Board of Directors:


Re:      Registration Statement Number 33-                     on Form S-8



With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated April 17, 1997 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


                                                  /S/ KPMG Peat Marwick LLP


New York, New York
June 24, 1997